UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2006

GlycoGenesys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 1, 2006, GlycoGenesys, Inc. (the “Company”) entered into a severance agreement (the “Severance Agreement”) and consulting agreement (the “Consulting Agreement”) each approved by the Company’s independent directors, with Mr. Bradley J Carver in connection with his resignation as Interim Chairman, Chief Executive Officer, President and Treasurer of the Company. Such resignation is described in Item 5.02 below. Under the Severance Agreement, Mr. Carver is entitled to receive one year’s salary paid $20,066.67 per month over a period of 12 months and health benefits for one year, which are benefits provided pursuant to his employment agreement. However, the Company is prevented from making severance payments while in the bankruptcy proceeding described in Item 1.03 below. In addition, the Severance Agreement provides for the continuation of certain obligations under Mr. Carver’s employment agreement dated September 12, 2002 and mutual releases. Under the Consulting Agreement, Mr. Carver would be available full time to provide services to the Company. Mr. Carver will be paid for $14,000 per month for such services. Copies of the Severance Agreement and Consulting Agreement are attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

As further described in Item 1.01 and 5.02, on January 31, 2006, Mr. Carver resigned as Interim Chairman, Chief Executive Officer, President and Treasurer of the Company. In connection with his resignation, his employment agreement dated September 12, 2002 with the Company was terminated.

Item 1.03 Bankruptcy or Receivership.

On February 2, 2006, the Company and its subsidiaries, SafeScience Products, Inc. and International Gene Group, Inc. (collectively, the "Debtors") filed voluntary petitions (the "Cases") under Chapter 11 of the United States Bankruptcy Code (the "Code") in the United States Bankruptcy Court for the District of Massachusetts (the "Bankruptcy Court"). The Company's case is No. 06-10214, SafeScience Product, Inc.'s case is No. 06-10216 and International Gene Group Inc.'s case is No. 06-10215. Debtors are continuing to manage their affairs as debtors in possession, including the continuation of the Company’s multiple myeloma clinical trial. Debtors elected to seek bankruptcy protection to preserve their assets for the benefit of creditors and stockholders and will evaluate the alternatives to maximize the value of their assets, including seeking financing or other restructuring that would enable the Debtors to emerge from bankruptcy.

Item 5.02 Departure of Director and Principal Officer; Appointment of Principal Officer

On January 31, 2006, Bradley J Carver, the Company’s Interim Chairman, Chief Executive Officer, President and Treasurer gave notice of his intent to resign from those positions upon acceptance of the Board of Directors. The Board of Directors accepted Mr. Carver’s resignation. Mr. Carver remains a member of the Board of Directors.

On January 31, 2006, the Board of Directors approved the appointment of Frederick E. Pierce II as Chief Executive Officer and President on an interim basis. Mr. Pierce remains Vice President, Business Development of the Company.

Frederick E. Pierce, II, 44, has served as the Company’s Vice President of Business Development since August 2002 and the Company’s Vice President of Finance and Investor Relations since June 1998. Prior to joining the Company, Mr. Pierce was at Lehman Brothers, where he was the New England private client services liaison to healthcare investment banking. In addition, Mr. Pierce had over seven additional years experience at Kidder Peabody and Merrill Lynch. Mr. Pierce received a B.S. in chemistry from Hampshire College.

On January 31, 2006, the Board of Directors approved the appointment of John W. Burns, Ph.D. as Chairman and Treasurer on an interim basis. Dr. Burns continues to serve as Senior Vice President and Chief Financial Officer of the Company. Dr. Burns remains a member of the Board of Directors.

Dr. Burns, 60, has served as the Company’s Chief Financial Officer since January 2000, Senior Vice President since March 2001, and has served as a Class I Director, whose term expires in 2008, since June 2002. Prior thereto, Dr. Burns was the CFO/Senior Vice President, Finance & Business Operations for South Shore Hospital, a regional healthcare services provider based in South Weymouth, MA, from February 1993 to February 1999. Prior thereto, Dr. Burns was the Vice President/Treasurer and a subsidiary CFO/Vice President, Finance for Eastern Enterprises, a NYSE-listed company engaged in energy and marine transportation. Dr. Burns has also held corporate finance and treasury positions with Allied-Signal, Citicorp Investment Bank, and International Paper. Dr. Burns holds a Master of Business Administration in Finance from New York University and a Doctor of Philosophy degree in Mathematics from Stevens Institute of Technology.
On February 2, 2006, the Company issued a press release announcing the management changes described herein. A copy of the press release is attached hereto as Exhibit 99.1

Item 8.01 Other Events.

On January 31, 2006, the Company laid off 8 employees across its administrative, laboratory and pre-clinical areas. The Company undertook such lay offs to conserve cash. The Company intends to continue efforts, including clinical trials, to commercialize GCS-100. The Company continues to clinically test its cancer compound, GCS-100 in bloodborne cancer.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1	Severance Agreement dated February 1, 2006 between the Company and Mr. Carver.
10.2	Consulting Agreement dated February 1, 2006 between the Company and Mr. Carver.
99.1	Press Release dated February 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006	By:	/s/ John W. Burns
John W. Burns Senior Vice President and Chief Financial Officer